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                                                           Page 44 of 46 Pages

                                                                    Exhibit 18


                        Executive Officers and Directors
                                      of
                       AXA America Corporate Solutions, Inc.



      The names of the Directors and the names and titles of the Executive Officers of AXA America Corporate Solution, Inc. ("AACS") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of AACS at 17 State Street, New York, New York 10004. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AACS and each individual is a United States citizen.


Name, Business Address        Present Principal Occupation
----------------------        ----------------------------

*Cedric de Linares(1)	Chairman of the Board

*Alexandre Scherer(1)	President and Chief Executive Officer

Steven Goldberg	Senior Vice President

*Arjun Thawani(2)	Senior Vice President, Chief Financial Officer
		& Treasurer




______________________
* Director
(1)	Citizen of the Republic of France
(2)	Citizen of the United Kingdom


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